Lead Real Estate Co., Ltd Ltd Nasdaq Ticker: LRE January 2023 Roadshow Presentation Issuer Free Writing Prospectus dat ed January 11 , 2023 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated January 4 , 2023 Registration Statement No. 333 - 266762

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of American Depository Shares (“ADSs”) of Lead Real Estate Co., Ltd (“LRE,” "we," "us," "our" or the "Company") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1888980/000110465923000965/tm227558-16_f1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Network 1 Financial Securities, Inc. via email: adampasholk@netw1.com, or contact us via email: d-takahashi@lead-real.co.jp.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

Lead Real Estate Co. Ltd

Forward-Looking Statement

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and service and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth strategies, including our ability to meet our goals, current and future economic and political conditions, our capital requirements and our ability to raise any additional financing which we may require, our ability to attract customers and further enhance our brand recognition, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, trends and competition in the real estate development industry, and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect.

Lead Real Estate Co. Ltd

Lead Real Estate Co. Ltd Offering Summary Issuer: Proposed Exchange/Symbol: Shares Offered: Offering Price: Offering Size: Anticipated Use of Proceeds: Underwriter: Lead Real Estate Co. Ltd Nasdaq / LRE 2,000,000 (100% primary) ADSs, each representing one ordinary share $7.00 - $9.00 per share, midpoint $8.00 $16 million (excluding 15% over - allotment option) Domestic business expansion, development of the Glocaly platform, and general corporate purposes Network 1 Financial Securities, Inc.

Lead Real Estate Co. Ltd Contents Part 1 Part 2 Part 3 Part 4 Business Overview Investment Highlights Market Overview Growth Strategies

CONFIDENTIAL – DO NOT DISTRIBUTE OR REPRODUCE Business Overview

About Us We are a growing developer of luxury residential properties, including single - family homes and condominiums, across Tokyo and Kanagawa prefecture . In addition, we operate hotels in Tokyo and lease apartment building units to individual customers in Japan and Dallas, Texas . Transforming Real Estate In Japan Business Vision LRE seeks to leverage its nationally recognized, award - winning luxury homes and its strong market position in the luxury residential property market in Tokyo and Kanagawa prefecture to create a global transaction platform allowing access to prime Japanese condominiums as well as overseas condominiums, including in the U . S . and Hong Kong . Mission Statement Serve the customers by offering stylish, safe and luxurious living, and to adopt the Kaizen (continuous improvement) approach its operations Opening The Door For Tokyo Luxury Real Estate

Core Operations

GOOD DESIGN AWARD

2020

Single-Family Homes (B2C)

- Delivered 1000+ single-family homes in prime areas across Tokyo and Kanagawa since inception
- Sales prices range from $500,000USD to $1,000,000USD+
- Land and building sold separately, easing working capital commitments

Condominiums (B2B)

- Delivered 25+ condominiums since inception
- Target institutional buyers seeking yield, sales prices range from USD5 m - USD12 m+

Platform Brokering (Glocaly)

- Tech platform allowing “click to buy” access to investment condo towers for investors globally
- Interactive media platform with 100+ languages supported and AI Translation & Chatbot functionality
- Aiming for full transactional capabilities (eKYC, documentation, agent and bank loans)

Asset Management/ Stabilized Properties

- 5 hotels owned and operated
- Leased 77 units across 17 apartment buildings during the past fiscal year in Japan and the U.S.
- Collect building management and property management fees



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply that a license of any kind has been granted.

Lead Real Estate Co. Ltd

LRE At a Glance

Lead Real Estate Co. Ltd

Affordable Luxury

$725k

Average Sale Price Single-family home

B2B Building

$65 Million (Sold) + $70 Million (For Sale)

Condominiums

<6 mo's delivery

90%

% of home orders delivered within 6 months

Profitable

17%

*Gross Margins***

~$106m FY22 Revenue with Over 1000 Units Delivered*

Tier A Lot Ownership

Preferred Developer For Luxury Residential***

Focus on Azabu, Shibuya, Shinjuku & other premium locations

Stable Growth

15%

5-yr Revenue CAGR

*** 1000 single-family homes and 25 condominiums delivered since inception as of fiscal year ended June 30, 2022. Cancellation rate <1%. FX ¥135.69 / USD**

****Gross margin target ranges depending on sales mix (made to home units vs. investment condo towers). For past fiscal year ended June 30, 2022**

*****Management opinion based off subjective factors including landowner/seller receptivity, priority given by real estate agencies and competitive dynamics**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Lead Real Estate Co. Ltd Financial Highlights $64 $83 $106 $0 $50 $100 $150 2020 2021 2022 Revenue ($ millions) Fiscal Year Ended June 30 Steady Revenue Growth Revenue $1 $3 $5 $0 $2 $4 $6 2020 2021 2022 Operating Income ($ millions) Fiscal year Ended June 30 Profitability Through Pandemic Operating Income $540,000 $550,000 $560,000 $570,000 $580,000 90 95 100 105 2022-06-30 2021-06-30 Single - Family Home Land Deliveries Land deliveries (Homes) - Units Land deliveries (Homes) - Average Sales price ($) $150,000 $160,000 $170,000 $180,000 0 50 100 6/30/2022 6/30/2021 Single - Family Home Building Deliveries Home Vertical deliveries - Units Home vertical deliveries- Average Sales price ($) $- $1,000,000 $2,000,000 $3,000,000 0 5 10 15 6/30/2022 6/30/2021 Condominium Land Deliveries Land deliveries (Condos) - Units Land deliveries (Condos) - Average Sales price ($) $- $500,000 $1,000,000 $1,500,000 0 5 10 6/30/2022 6/30/2021 Condominium Building Deliveries For Sale Condo - Units For Sale Condo - Average Sales price ($) See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Lead Real Estate Co. Ltd Corporate Structure *Indicates less than 1% Notes: all percentages reflect the equity interests held by each of our shareholders assuming no exercise of the over - allotment option. (1) Represents an aggregate of 182,607 Ordinary Shares held by 24 shareholders of Lead Real Estate Co., Ltd, each one of which holds less than 5% of our equity interests, as of the date of this prospectus. (2) Mr. Nagahara holds 100% of the equity interests in JP Shuhan Co., Ltd., a joint - stock corporation with limited liability in Japan. (3) Mr. Nagahara holds 100% of the equity interests in Lead Real Estate Cayman Limited, a company limited by shares under the laws of Cayman Islands. (4) Mr. Nagahara holds 50% of the equity interests in Sojiya Japan Co., Ltd.

Lead Real Estate Co. Ltd Development Process

Lead Real Estate Co. Ltd Single - Family Homes See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Lead Real Estate Co. Ltd Condominiums See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Lead Real Estate Co. Ltd Hotels

Lead Real Estate Co. Ltd U.S. Property 4804 Mannet St., Dallas, Texas

Lead Real Estate Co. Ltd Glocaly Platform Aiming to Disrupt Real Estate Transactions Traditional Search & comparison : Slow, partial site with pictures, physical visits required for views of property Contracting : Face to face, heavy paperwork and procedures Support: Limited language, limited hours Transactional Capability: None Search & comparison : Live pricing, interactive media portal including videos / 360 views of unit. Detailed info available through portal (yield, surrounding schools, convenience stores, subway) Contracting : eKYC , Sales/Purchase Agreement, Disclosure, Deed Transfer done on site Support: Chatbot AI and onsite staff 24/7 Transactional Capability: Buy/Sell Directly from Platform

Unlocking Prime Japanese Real Estate Buy, Sell, Invest In Japan | Seamlessly Around the World

Lead Real Estate Co. Ltd Experienced Management Mr. Eiji Nagahara President, Chief Executive Officer, and Representative Director Mr . Eiji Nagahara is our founder and has served as our president since November 2003 and our chief executive officer and representative director since March 2001 . Prior to founding our Company, Mr . Nagahara worked at multiple real estate companies, including FEC Co . , Ltd . from June 1999 to February 2001 , Mibu Co . , Ltd . from July 1997 to May 1999 , and Uptown Co . , Ltd . from October 1995 to June 1997 . In September 2019 , Mr . Nagahara received his certificate as a Certified International Property Specialist . Mr. Daisuke Takahashi Chief Financial Officer Mr . Daisuke Takahashi has served as our chief financial officer since January 2021 . Prior to joining our Company, Mr . Takahashi served as the managing director and chief financial officer of Japan Card Products Co . , Ltd . , a Belgium and Japan joint company engaging in manufacturing business, from August 2019 to August 2020 , as the financial planning and analysis manager of Starbucks Coffee Japan Ltd from November 2017 to July 2019 , as the chief accountant of Fujita Corporation Co . , Ltd, a construction company, in Doha, Qatar, from January 2015 to October 2017 , as the chief consultant of Chuo Sogo Business Consulting Co . , Ltd, a financial advisory company, from June 2014 to December 2014 , and as the accounting manager of A . I Global Sun Partners Co . , Ltd . , an accounting firm, in Ho Chi Minh City, Vietnam, from November 2011 to August 2013 . Mr . Takahashi passed all four sections of the Uniform CPA Examination in February 2015 . Mr . Takahashi received his bachelor’s degree of Marine Science from Hokkaido University in March 2001 . Mr. Takahashi Nihei Director and General manager of Development Division Mr . Takashi Nihei has served as our director since July 2021 and our general manager of development division since February 2006 . Prior to joining our Company, Mr . Nihei worked at I - Deal Co . , Ltd . , a real estate company, from March 2004 to February 2006 and Kyowajyuhan Co . , Ltd . , a real estate company, from October 2002 to January 2004 . From April 1997 to July 2002 , Mr . Nihei worked at La - table . , Ltd, which mainly engages in the restaurant business . Mr . Nihei received his diploma in Management Business from Tokyo Shoko Gakuin Technical College in March 1996 . Mr. Hidekazu Hamagishi Director and General Manager of Accounting Department Mr . Hidekazu Hamagishi has served as our director since July 2021 and as our general manager of accounting department since July 2012 . Prior to joining our Company, Mr . Hamagishi worked at Aisei Drug Co . , Ltd . , a pharmaceutical company, from December 2011 to March 2012 . Engaging in the financial service business, he worked at Ibis Consulting Co . , Ltd . from July 2011 to November 2011 , First Management Service Co . , Ltd . from March 2011 to June 2011 , and SME Guarantee Organization Co . , Ltd . from April 2010 to March 2011 . Mr . Hamagishi served as the manager of Kasuga Publishing Co . , Ltd . , a publishing company, from April 2009 to August 2009 and as the chief accountant of S - net Co . , Ltd . , a real estate company, from July 2008 to January 2009 . From January 2006 to May 2008 , Mr . Hamagishi worked at Human Design Limited Company, an administrative outsourcing company . From April 2002 to December 2005 , Mr . Hamagishi worked at Nissan Satio Saitama Co . , Ltd . , an automobile company . Mr . Hamagishi received his Bachelor of Law degree from Daito Bunka University in March 2002 .

Lead Real Estate Co. Ltd Audit and Supervisory Committee Masahiro Maki Independent Director and Audit and Supervisory Committee Member Mr . Masahiro Maki has served as our independent director and audit and supervisory committee member since July 2019 . Prior to joining our Company, Mr . Maki served as the director and an audit and supervisory committee member of Keiyo Co . , Ltd . , a retail company, from April 2006 to May 2021 , as the executive vice - president of Chibagin Business Service Co . , Ltd . , a bank service outsourcing company, from June 2001 Jun to March 2006 , and as the director and general manager of audit department of Chiba Bank from April 1971 to May 2001 . Mr . Maki received his Bachelor of Economics degree from Chuo University in March 1971 . Hiroyuki Saito Independent Director and Audit and Supervisory Committee Member Mr . Hiroyuki Saito has served as our independent director and audit and supervisory committee member since July 2021 . Mr . Saito established Saito Certified Public Accountant Office in March 2006 , which mainly provides merger and acquisition consulting services to companies in Japan, and established Mitsuba Audit Corporation in March 2021 , which conducts accounting audits . Prior to establishing Saito CPA Office, Mr . Saito worked for Ernst & Young ShinNihon LLC and its affiliated companies for 16 years until he retired in 2006 , where he was engaged in various business activities, including accounting audits, IPO consulting, and merger and acquisition consulting . Mr . Saito worked for Ginga Audit Corporation as a senior partner from December 2008 to November 2019 . He worked for Minamiaoyama Audit Corporation as a senior partner from December 2019 to March 2020 . Mr . Saito received his Bachelor of Business Administration degree from Aoyama Gakuin University in March 1990 . In August 1993 , he received his certificate as a Certified Public Accountant in Japan . Ryoma Iida Independent Director and Audit and Supervisory Committee Member Mr . Ryoma Iida has served as our independent director and audit and supervisory committee member since July 2021 . Mr . Iida established Allegro Law Office in 2020 , and has worked as an attorney mainly in transaction disputes, corporate governance, labor disputes, bankruptcy, and business revitalization . Mr . Iida worked as a school legal affairs specialist for the Kobe City Board of Education from April 2020 to March 2021 . He worked for Umegae Chuo Legal Profession Corporation as a lawyer from January 2014 to December 2019 , where he was engaged in resolution for various disputes between companies as well as individuals . Mr . Iida holds a Juris Doctor degree from Osaka University Law School .

CONFIDENTIAL – DO NOT DISTRIBUTE OR REPRODUCE Investment Highlights

Investment Highlights

"Growing Developer of Luxury Residential Properties in Japan"

Growing Developer of Luxury Residential Properties

- A growing real estate developer in Japan
- Revenue increased by approximately 218% in the past 10 years
- Received the Good Design Award for our Excellence Building Futako-Tamagawa issued by the Japan Institute of Design Promotion in 2020

Access to Land Parcels

- Strategically focuses on prime locations in Tokyo and Kanagawa prefecture
- Acquires land parcels from private landowners through the introduction by real estate agencies
- Good reputation and capabilities and the business relationships built over the years while working with real estate agencies
- "Lead Real" brand widely recognized in Tokyo and Kanagawa prefecture

Strong Project Oversight and Execution Capabilities

- Unlike U.S. homebuilders – LRE sells land and buildings separately. Land is collateralized by short term debt and paid back by customer (<3 months), de-risking ~60% of total contract price
- 0 spec inventory, 0% cancellation rates, 0 litigation related to housing defects
- No receivables – cash received at handover, 10% down payment/deposits for condominiums

Experienced Management

- Executive officers having on average over 20 years of experience in the Japanese real estate development industry and considerable strategic planning and business management expertise
- Mr. Eiji Nagahara, president, chief executive officer, and representative director, having more than 25 years of relevant experience

Lead Real Estate Co. Ltd

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

CONFIDENTIAL – DO NOT DISTRIBUTE OR REPRODUCE Market Overview

Lead Real Estate Co. Ltd Luxury Residential Market in Tokyo According to research by Savills Research published in March 2022 (https://pdf.savills.asia/asia - pacific - research/japan - research/japan - residential/jp - ultra - luxury - residential - spotlight - 03 - 2022.pdf), demand for Tokyo luxury residential remained strong, with luxury condo in particular being attractive for investors. The following factors drove continued strength in the Tokyo luxury residential market in 2020: • Japan remained among the top three countries for ultra - high net worth individuals;’ • Tokyo ranked number three (behind New York and Hong Kong) for cities with the most ultra - high net worth individuals; • Limited supply, particularly in the prestigious areas within the Minato ward, continued to drive higher pricing; and • Japan’s rich culture, rule of law, exceptional customer services, and overall safety and quality of life continued to pull in investor demand.

CONFIDENTIAL – DO NOT DISTRIBUTE OR REPRODUCE Growth Strategies

Lead Real Estate Co. Ltd Growth Strategies Kanto Region Focus • Central and Southern Tokyo [Kanto Region] • Leverage strong brand and relationships Leverage Local Agencies • Local real estate agencies identify land and development sites • Strengthen existing, develop new channels Grow GLOCALY • Multilingual interactive platform • B2B investment focus • eKYC , online contracting and legal documentation Expand Overseas • Dallas development and opportunistic US cities • Southeast Asia partnerships • Integrate through Glocaly platform

Contacts

Lead Real Estate Co. Ltd

Issuer
Lead Real Estate Co., Ltd

Email: d-takahashi@lead-real.co.jp
Address: 6F, MFPR Shibuya Nanpeidai Building 16-11 Nampeidai-cho, Shibuya-ku Tokyo, 150-0036, Japan

Underwriter
Network 1 Financial Securities, Inc.

Adam Pasholk – Managing Director
Email: adampasholk@netw1.com

Karen Mu – Sr. Vice President
Email: kmu@netw1.com

Address: 2 Bridge Ave, Ste 241
Red Bank, NJ 07701